Exhibit 99.1

Synthetech Reports Second Quarter Fiscal 2010 Results

Albany, Oregon, November 10, 2009 – Synthetech, Inc. (NZYM.OB) today announced financial results for the second quarter of fiscal 2010, which ended September 30, 2009.  Revenue for the quarter was $4.0 million, a 22% increase compared to revenue of $3.3 million in the second quarter of fiscal 2009.  Operating income for the current quarter was $668,000, compared to an operating loss of $333,000 for the same period last year.  Net income for the current quarter was $639,000, or $0.04 per share, compared to last year’s second quarter net loss of $367,000, or $0.03 per share.

For the first half of fiscal 2010, revenue of $8.7 million resulted in operating income of $1.7 million and net income of $1.6 million, or $0.11 per share.  For the comparable period last year, revenue of $8.2 million resulted in an operating loss of $19,000 and a net loss of $72,000, or $0.00 per share.

International sales, mainly to Europe, were $1.9 million and $5.0 million in the second quarter and first six months of fiscal 2010, respectively, compared to $1.1 million and $4.0 million in the comparable periods of fiscal 2009.  International sales, like all of our revenues, are subject to significant quarterly fluctuations.

The improvement in net income for the second quarter and first six months of fiscal 2010 was the result of:  an increase in revenue between the respective periods; more favorable product mix; improved throughput and efficiencies; and raw material and other cost reductions. The first six months of fiscal 2010 includes $478,000 of employee incentives compared to $62,000 in the comparable period of fiscal 2009.

Synthetech's cash and cash equivalents were $2.4 million at September 30, 2009, compared to $588,000 at March 31, 2009.  Working capital increased $1.7 million to $7.6 million as of September 30, 2009, compared to $5.9 million at March 31, 2009.  We had no outstanding balance on our credit facility at both September 30, 2009 and March 31, 2009.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except per share data)	2009	2008	2009	2008
Revenue	$4,001	$3,291	$8,665	$8,208
Cost of revenue	2,361	2,649	5,014	6,277
Gross income	1,640	642	3,651	1,931

Research and development	239	335	542	632
Selling, general and administrative	733	640	1,435	1,318
Total operating expenses	972	975	1,977	1,950

Operating income (loss)	668	(333)	1,674	(19)

Interest income	2	-	5	5
Interest expense	(31)	(34)	(71)	(58)
Income (loss) before income taxes	639	(367)	1,608	(72)

Income taxes	-	-	-	-
Net income (loss)	$639	$(367)	$1,608	$(72)

Basic and diluted income (loss) per share	$0.04	$(0.03)	$0.11	$(0.00)

Commenting on the financial results, Dr. Gregory Hahn, President and CEO, stated, “Synthetech has benefited from a favorable string of new and existing pipeline projects beginning in mid-fiscal 2009 and continuing into fiscal 2010.  While our franchise business is in a temporary quiet cycle typical of projects in late developmental phases, other new and existing pipeline projects have progressed resulting in reasonable revenues and profitability in the second quarter.  Favorable product mix, operational efficiencies, and cost reduction initiatives have led to a nicely profitable first half of the year.”  Looking forward Dr. Hahn continued, “Synthetech’s order backlog as of September 30, 2009, was approximately $1.9 million, with substantially all of this expected to ship during the second half of fiscal 2010.  Customer inquiries remain active and there are multiple large projects where Synthetech is pursuing orders.  Over the past two quarters, customers have increasingly appeared more cautious in placing orders and we believe that some order decisions are being deferred as a result of customers' economic and regulatory considerations as well as uncertainty related to healthcare reform.  Given this environment, we continue to focus on expanding our project pipeline and further developing a culture of improving operational efficiencies and cost reductions.”  Referring to growth initiatives at Synthetech, Dr Hahn noted, “A reasonable amount of our annual revenues continue to be derived from multiple customers’ developmental projects all targeting a common indication, which we call our franchise business.  We believe that future revenues from these projects have strong growth potential but will continue to fluctuate on a quarterly basis.  With quarter to quarter revenue fluctuations common in our industry, year over year results are more indicative of our performance.  In addition to our organic growth initiatives, we are evaluating potential acquisition opportunities aimed at smoothing quarterly revenues, expanding market sources of revenue, and accelerating growth.”

About Synthetech
Synthetech, Inc., based in Albany, Oregon, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  We develop and manufacture amino acid derivatives, specialty amino acids, peptide fragments and proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry.  Synthetech produces advanced pharmaceutical intermediates in accordance with Current Good Manufacturing Practices (cGMP) in compliance with U.S. Food and Drug Administration (FDA) regulations.  Our products support the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) small molecule drugs from early stages of a customer’s clinical development through market launch and into commercial production.  Synthetech’s products also support the production of chemically-based medical devices.  Synthetech’s domestic and international customer base includes major pharmaceutical companies, contract drug synthesis firms, emerging biotechnology (virtual pharmaceutical) and medical device companies.  We also supply catalog quantities of specialty amino acids to research institutions, universities and drug discovery firms.

Period to Period Volatility Statements
Management anticipates that Synthetech’s revenue will continue to be volatile from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.  As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; market conditions and opportunities; the timing and amount of shipments; growth initiatives, including potential acquisitions; and the impact of the recent economic and credit crises and regulatory and political environment on the Company's business and customers.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; potential period-to-period revenue or expense fluctuations; production factors and timely access to raw materials; industry cost factors and conditions; the current economic downturn; competition; government regulation; Synthetech's limited experience with acquisitions of other companies and obtaining financing; and international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:	Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon 97321
541 967-6575